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                                                                   EXHIBIT 10.29

EXECUTIVE OFFICES                                                (TECUMSEH LOGO)

Ed Buker
President and Chief Executive Officer

September 17, 2007

Mr. James Wainwright
71 Carnoustie Lane
Springboro, OH  45066

Dear Jim:

I am pleased you've decided to join Tecumseh Products Company, attached is the "Term Sheet" for the Operating Executive position we have discussed. This has been approved by the Board's Compensation Committee and if you agree, please sign below and fax back to me at (5l7) 423-0200. Upon acceptance, you will receive paperwork for the usual in-hiring process. I believe that your joining our team will be a significant addition to the Company.

Best Regards,

Ed Buker
President and Chief Executive Officer

I hereby agree to this letter and term sheet


/s/ James E. Wainright
------------------------------------   ---------------------
James E. Wainright                             Date

Attachment
Las

                                                             100 E Patterson St,
                                                              Tecumseh, MI 49286
                                                                www.tecumseh.com
                                           Phone: 517-423-8550/Fax: 517-423-8619

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                                   TERM SHEET

                                 AUGUST 20, 2007

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Company:                         Tecumseh Products Company

Executive:                       James Wainright

Position/Title:                  Top Operations Executive (exact title yet to be
                                 agreed upon)

Term of Employment:              "At will" employee with no employment agreement
                                 and no fixed term, but Executive will be covered by a formal change of control agreement.

Compensation:                    Annual Base Salary: $400,000 payable in
                                 accordance with normal payroll practices and procedures of the Company, subject to normal withholdings.

                                 Annual Performance Bonus: Target bonus equal to 75 percent of salary paid during the year. The actual bonus earned and paid will be dependent on achievement of Company and individual performance objectives. The maximum bonus opportunity will be set at two (2) times the target. Thus, actual bonuses may range from zero to 150 percent of salary depending on performance achievement. Bonuses will be governed under a bonus plan that will be approved by the Board of Directors and shareholders. The bonus plan will be administered by the Board, or a committee thereof, which will have full and final authority regarding the plan including, among other matters, the establishment of annual performance measures and goals.

                                 Annual Long-Term Incentive Grants: Annual
                                 grants of long-term incentives with a grant
                                 date present value equal to 45 percent of the annual base salary rate plus target bonus then in effect. It is envisioned that such incentives will be granted pursuant to the Tecumseh Long-Term Incentive Plan that was recently approved by the Board of Directors and that will be presented to shareholders for their review and approval early next year. The Plan provides for the grants of stock options, restricted stock, restricted stock units, stock awards
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                                 and performance shares/units/awards. The terms
                                 and conditions of grants will be established by the Board or a committee thereof at the time of each such grant. In the event shareholders do not approve the Plan, the Company will grant either stock appreciation rights or contingent cash-based performance awards of equivalent value to the executive and will set the specific terms and conditions of each such award at the time of grants, which terms and conditions are expected to mirror those that would have applied to the annual equity grants.

                                 Make-Whole Payment. Executive has represented to the Company that as a result of his resignation from his then current employer, in order to accept the Company's offer of employment and become employed by the Company, Executive has become ineligible to receive certain payments he was entitled to receive from his former employer anticipated to be Eighty Four Thousand Dollars ($84,000) the (the "Make-Whole Amount"). Following the Effective Date and subject to Executive's presentation of appropriate documentation to the Company, the Company agrees to pay the Mark-Whole Amount to Executive not later than March 31, 2008.

                                 Benefits: Executive will be provided with health, disability and life insurance and retirement, vacation and similar non-cash and non-equity benefits available to other senior executives.

                                 Relocation Expenses: The Company will reimburse the Executive for reasonable and documented expenses incurred in connection with relocation to the Detroit, Michigan area. The details of relocation to be discussed prior to expenses being incurred.

Compensation Upon
Voluntary Termination:           Accrued but unpaid annual cash compensation and
                                 vacation days, ability to exercise then vested stock options and settlement of then vested restricted stock units. All unvested options and restricted stock units will be cancelled.
                                 No provision will be made for severance.

Compensation Upon
Termination Without Cause:       Accrued but unpaid annual cash compensation and
                                 vacation days, plus a pro rata bonus for the
                                 year of termination, plus one (1) times the
                                 annual salary rate then in effect, plus the
                                 right to exercise vested stock options for up
                                 to 180 days following termination.
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Compensation In The
Event Of A Change Of Control:    In the event of a Change of Control within the
                                 Executive's first year of employment, one-half
                                 (1/2) of all options and restricted stock granted to the Executive will vest immediately.
                                 In the event of a Change of Control following the Executive's first year of employment, all options and restricted stock granted to the Executive will vest immediately. In addition, the failure to offer the Executive an equivalent position in the surviving entity will entitle the Executive to resign and receive additional compensation equal to one times (1) the base salary rate then in effect plus one times (1) the annual target bonus.

Compensation Upon
Termination For Cause:           Accrued but unpaid annual cash compensation and
                                 vacation days. All options and restricted stock units, whether or not vested, will be forfeited. Cause means any of the following:
                                 (i) the Executives continuing substantial failure to perform his duties for the Company
                                 (other than as a result of incapacity due to mental or physical illness) after a written demand is delivered to the Executive by the Company's Board of Directors; (ii) the
                                 Executive's willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (iii) the Executive's conviction of a felony or his plea of guilty or nolo contendere to a felony,
                                 (iv) the Executive's willful and material breach of his confidentiality obligations under local law and/or Tecumseh's code of conduct; or
                                 (v) Executive's physical or mental inability to perform his essential job functions even with a reasonable accommodation(s) for not less than 90 consecutive days.

Delay Of Severance Payments:     To the extent (i) any post-termination payments
                                 to which Executive becomes entitled under this
                                 Agreement or any agreement or plan referenced
                                 herein constitute deferred compensation subject
                                 to Section 409A of the Internal Revenue Code of
                                 1986, as amended (the "Code") and (ii)
                                 Executive is deemed at the time of such
                                 termination of employment to be a "specified
                                 employee" under Section 409A of the Code, then
                                 such payment will not be made or commence until
                                 the earliest of (x) the expiration of the six
                                 (6) month period measured from the date of
                                 Executive's "separation from service" (as such
                                 term is defined in Treasury Regulations under
                                 Section 409A of the Code and any other guidance
                                 issued under Section 409A of the Code) with the
                                 Company; (y) the date Executive becomes
                                 "disabled" (as defined in Section 409A of the
                                 Code); and (z)
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                                 the date of Executive's death following such
                                 separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision
                                 (together with reasonable accrued interest) will be paid to Executive or Executive's beneficiary in one lump sum.
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